Exhibit 1.1

                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 405

                                 TRUST AGREEMENT

                            Dated: September 24, 2003

     This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, Van Kampen Investment Advisory Corp., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     3. The aggregate number of Units described in Section 2.03(a) for each Trust is that number of Units set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     5. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     6. With respect to the Morgan Stanley Technology Indexsm Portfolio, the term "Deferred Sales Charge Payment Date" shall mean Feburay 10, 2004 and the 10th day of each month thereafter through June 10, 2004 with respect to the amount designated "Deferred sales charge in first year" in the "Fee Table" in the Prospectus and February 10, 2005 and the 10th day of each month thereafter through April 10, 2005 with respect to the amount designated "Deferred sales charge in second year" in the "Fee Table" in the Prospectus. With respect to all other trusts, the term "Deferred Sales Charge Payment Date" shall mean March 10, 2004 and the 10th day of each month thereafter through September 10, 2004.

     7. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

     8. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     9. Section 6.02 of the Standard Terms and Conditions of Trust shall be amended by adding the following to the end of such Section:

     "Notwithstanding anything to the contrary herein, each Unitholder who holds Units designated with a "Classic CUSIP" number or a "FeeDom CUSIP" number will be deemed to have tendered all Units then owned for redemption to the Trustee on the Special Redemption Date set forth under "Summary of Essential Financial Information" in the Prospectus and shall have such Units redeemed on such date as provided herein."

     10. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

     11. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01(38) shall be replaced in its entirety by the following:

     "(38) "Percentage Ratio" shall mean an equal dollar amount of each Equity Security with respect to Great International Firms Portfolio, Series 23 and shall mean the percentage relationship among the Equity Securities based on the number of shares of each Equity Security per Unit existing immediately prior to such additional deposit with respect to all other Trusts. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security."


     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                           By /s/ DOMINICK COGLIANDRO
                    -----------------------------------------
                               Executive Director


                      VAN KAMPEN INVESTMENT ADVISORY CORP.

                           By /s/ DOMINICK COGLIANDRO
                    -----------------------------------------
                               Assistant Treasurer


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                    ----------------------------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 405


     [Incorporated herein by this reference and made a part hereof is each "Portfolio" schedule as set forth in the Prospectus.]